Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2016, relating to the consolidated financial statements of HubSpot, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of HubSpot, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 13, 2018